AUTHOR'S CERTIFICATE

I, John A. Rice, of Reno, Nevada do hereby certify:

1) That I am a consulting geologist whose address is P.O. Box 20074, Reno, Nevada, 89515.
2) That I have practiced my profession as a geologist for 18 years.
3) That I am a graduate of Colorado State University with a Bachelor of Science degree in Geology (1978) and a Masters of Science degree in Economic Geology (1984) from the same university.
4) That I consent to the use of this report dated February 18, 1999, entitled "Secret Basin Project, Nye County, Nevada".
5) This report was prepared by myself from data collected during the 1997 field season.


                                             John A. Rice

                                             /S/ John A. Rice

                                             Consulting Geologist